Exhibit 99.1

NovaBay Pharmaceuticals, Inc. Regains Compliance with NYSE American Continued Listing Standards

EMERYVILLE, Calif. (October 20, 2025) – NovaBay Pharmaceuticals, Inc. (NYSE American: NBY) (“NovaBay” or the “Company”) announces that it has regained compliance with the NYSE American’s continued listing standards.

As previously disclosed, the NYSE American notified the Company on April 18, 2024 and May 28, 2024 that it was not in compliance with the continued listing standards of the NYSE American Company Guide. Specifically, the notifications indicated that the Company was not in compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company guide, requiring a listed company to have stockholders’ equity of at least $6 million.

Following the issuance and sale of pre-funded warrants to purchase an aggregate of 5,405,406 shares of the Company’s common stock, par value $0.01 per share to certain investors for aggregate net proceeds of approximately $6.0 million and the issuance and sale an aggregate of 268,750 shares of Series E non-voting convertible preferred stock, par value $0.01 per share for aggregate net proceeds of approximately $2.15 million, the Company believes it currently has stockholders’ equity in excess of the $6 million minimum requirement.

The NYSE American formally notified NovaBay in a letter dated October 20, 2025, confirming that the Company had successfully addressed and resolved all deficiencies related to Sections 1003(a)(i), (ii), and (iii) of the NYSE American Company Guide.

About NovaBay Pharmaceuticals, Inc.:

NovaBay Pharmaceuticals has been historically focused on the development and sale of scientifically created and clinically proven eyecare, wound care, and skin care products.

Forward-Looking Statements

This release contains forward-looking statements that are based upon management’s current expectations, assumptions, estimates, projections and beliefs. These statements include, but are not limited to, statements regarding our NYSE American listing status, our future momentum and generally the Company’s expected future financial results. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to NYSE American’s formal review and confirmation that we have regained compliance with NYSE American’s listing standards and our ability to remain a publicly listed company by complying with all NYSE American listing standards including maintaining the minimum stockholder’ equity in the future. Other risks relating to NovaBay’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in NovaBay’s latest Form 10-Q/K filings with the Securities and Exchange Commission, especially under the heading “Risk Factors.” The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

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NovaBay Contact:

Tommy Law

Chief Financial Officer

tlaw@novabay.com